Exhibit 99.1

JOSH WARREN NAMED CHIEF FINANCIAL OFFICER OF ENVESTNET INC.

Succeeds Pete D’Arrigo Who Will Assist During Transition

BERWYN, PA – September 25, 2023 – Envestnet, Inc. (NYSE: ENV), a leading provider of integrated technology, intelligent data and wealth solutions, today announced that Joshua B. Warren is joining the company as Chief Financial Officer. Warren is an accomplished financial executive who served most recently as Managing Director and Global Head of Business Strategy for iShares and Index Investments for BlackRock. Warren will succeed Peter H. D’Arrigo who served as Chief Financial Officer since 2008.

Warren will initially serve as a senior advisor to the Company’s Chief Executive Officer and will transition to become the Company’s Chief Financial Officer effective November 15, 2023. After the transition of Chief Financial Officer responsibilities, D’Arrigo will serve as a senior advisor to the Company’s Chief Executive Officer through March 31, 2024. Warren will work with D’Arrigo, in the interim, to assure a smooth transition.

“Josh Warren is a tremendous addition to our leadership team. With his proven record of delivering shareholder value, Josh brings a powerful blend of financial discipline, analytical rigor and strategic insight drawn from substantial industry experience and familiarity with our business,” said William Crager, Envestnet Co-Founder and Chief Executive Officer.

“I’m excited and honored for the opportunity to join the team at Envestnet. I look forward to enhancing our market leadership position by focusing on executing with speed, scale, and efficiency while significantly expanding margins, cash flows and delivering value to clients and our shareholders,” said Josh Warren, incoming Chief Financial Officer of Envestnet.

“On behalf of everyone at Envestnet, I also want to thank Pete for his invaluable contributions,” continued Crager. “From our IPO through our significant growth over the last 15 years, Pete has been an exceptional colleague. The hard work he has done puts us in a good position to achieve our stated goals going forward.”

Prior to his role in BlackRock’s iShares and index investments business, Warren served as a Managing Director in BlackRock’s Corporate Strategy and Development team, working with senior leaders at BlackRock to shape the vision, direction and execution of initiatives related to Aladdin, its tech platform that unifies the investment management process, and to drive the Aperio and eFront acquisitions. He also played a significant role in developing the strategic relationship between BlackRock and Envestnet in 2018. Warren has also been a member of the Board of Directors and the Audit & Risk Committee of iCapital, a fintech platform for alternative investments, since 2019.

Prior to joining BlackRock in 2015, Warren’s experience included roles at Barclays; Foros Group; the United States Department of the Treasury; Skadden, Arps, Slate, Meagher & Flom LLP; and working for former Senator John Kerry. He is a CFA charterholder and holds the Chartered Alternative Investment Analyst designation. Warren is a graduate of Dartmouth College and NYU Law School.

About Envestnet

Envestnet is transforming the way financial advice is delivered through an ecosystem of technology, solutions, and intelligence. By establishing the connections between people’s daily financial decisions and long-term financial goals, Envestnet empowers them to make better sense of their finances and live an Intelligent Financial Life™. With more than $5.4 trillion in platform assets—more than 107,000 advisors, 16 of the 20 largest U.S. banks, 47 of the 50 largest wealth management and brokerage firms, more than 500 of the largest RIAs, and thousands of companies, depend on Envestnet technology and services to help drive better outcomes for their businesses and for their clients.

Envestnet refers to the family of operating subsidiaries of the public holding company, Envestnet, Inc. (NYSE: ENV). For more information, please visit www.envestnet.com, and follow us on LinkedIn and X (@ENVintel).

MEDIA CONTACTS:

Eric Jones, Envestnet

eric.jones@envestnet.com

Amy Norcini, Envestnet

amy.norcini@envestnet.com